Exhibit 99

                         IKON OFFICE SOLUTIONS ANNOUNCES
                     FISCAL YEAR AND FOURTH QUARTER RESULTS

     Delivers Fourth Quarter Operational Earnings Per Diluted Share of $.12
              Free Cash Flow Significantly Exceeds Target for Year

Valley Forge, Pennsylvania - October 25, 2001 - IKON Office Solutions (NYSE:IKN), a leading provider of business communications solutions, today reported results for its fiscal year and fourth quarter ended September 30, 2001.

Fiscal 2001 Results
For the full fiscal year, net income was $18.5 million or $.13 per diluted share, compared to net income of $29.1 million or $.20 per diluted share in the prior year. Revenues for Fiscal 2001 totaled $5.27 billion, a decline of 3.2% from the prior year. Excluding special charges and gains, net income for Fiscal 2001 was $76.5 million or $.53 per diluted share, compared to net income of $93.1 million or $.63 per diluted share for Fiscal 2000.

The Company generated $295 million in free cash flow in Fiscal 2001, surpassing its original target and reflecting the benefits of improved working capital productivity, including better Days Sales Outstanding (DSOs) and inventory turns, as well as other cash management initiatives.

"Fiscal 2001 was a year of steady progress and strategic execution for IKON," said James J. Forese, Chairman and Chief Executive Officer, IKON Office Solutions. "We continued to streamline our infrastructure to enhance long-term profitability, as we repositioned our revenue mix toward key growth areas and more profitable businesses. Our balance sheet remains strong with excellent cash flow, which allows us to continue to fund key areas of our business and to take advantage of future opportunities.

"The rapid rate of deterioration in the economic climate in Fiscal 2001, especially in the second half of our fiscal year, was the biggest challenge facing IKON this year," Mr. Forese continued. "Our ongoing focus on operational improvement clearly helped us balance the tough challenges we faced throughout Fiscal 2001, and we expect these disciplines to benefit us going forward as we prepare for an equally challenging environment in Fiscal 2002. Already, we are implementing a series of aggressive actions to deliver permanent cost savings with the restructuring actions announced during the fourth quarter, and our plans for further headcount reductions for Fiscal 2002. We are taking tough and appropriate actions that complement our long-term strategy, and I am confident of IKON's future and the opportunities that lie ahead."

Fourth Quarter Results
Earnings for the fourth quarter, excluding special charges, were $17.6 million or $.12 per diluted share. This compares to earnings in the prior year, excluding a gain from discontinued operations of $.01 per diluted share, of $16.8 million or $.12 per diluted share. Revenues for the fourth quarter of Fiscal 2001 were $1.28 billion, compared to $1.37 billion for the same period in the prior year. For the fourth quarter ended September 30, 2001, the Company recorded a pretax restructuring and asset impairment charge totaling $60 million plus reserve adjustments primarily related to the exit of the Company's telephony operations of $5.3 million. The Company also recorded a $10 million tax reserve adjustment in response to recent IRS position and court decisions on the use of leveraged corporate owned life insurance programs. Including these charges, for the fourth quarter of Fiscal 2001, the Company reported a loss of $41.6 million or $.29 per diluted share.

Net Sales, which include the sale of copier/printer equipment, supplies, and technology hardware, declined 11% from the prior year. Weak economic conditions that tended to delay large purchasing decisions, as well as the Company's strategic de-emphasis of low margin technology hardware, were the primary drivers of these results. Within the mix of total copier/printer sales, revenues associated with higher-end products, specifically segments 5 and 6 black & white production equipment, continued to experience significant growth in the fourth quarter. Gross profit margin on Net Sales increased substantially over the same period in Fiscal 2000 due to operational improvements, as well as decreased revenues from lower margin technology hardware.

Service & Rentals, which include revenues from the servicing of copier/printer equipment, facilities management, and other services - including digital print production, legal document services, network integration, technology education, and e-business - declined 3% from the fourth quarter in the prior year. For the first time in over two years, post-sale equipment service revenues showed positive year-over-year comparisons, a strong performance indicator relative to the Company's strategic focus on placing high-end products and workplace solutions that leverage digital connectivity. Facilities management, IKON's primary outsourcing offering, also experienced strong growth in the quarter. Growth in these two key areas - equipment service and facilities management - was offset by declines in other services, which were impacted by economic as well as strategic downsizing. Gross profit margin on Service & Rentals showed a minimal decline from the prior year.

Finance Income grew 9% due in part to a higher average yield on the lease portfolio compared to the fourth quarter in the prior year and the increased percentage of equipment sales leased through IOS Capital, IKON's captive leasing subsidiary, due to the leverage provided by integrated field strategies.

Despite lower revenues, operating margins of 3.6% for the fourth quarter improved slightly from the prior year, excluding the impact of special charges for the fourth quarter of Fiscal 2001. While the Company considerably strengthened gross margins through revenue mix strategies and productivity enhancements, the rapid deterioration of the economic environment outpaced the broad cost-cutting and headcount reduction initiatives announced earlier in the fiscal year. The Company continues to diligently implement its productivity initiatives and has trimmed headcount by over 2,200 since the beginning of the fiscal year. The full effect from these cost saving actions will benefit future quarters.

Fiscal 2002 Outlook
With little indication of significant economic recovery in the next twelve months, revenues for Fiscal 2002 are anticipated to decline approximately 4% to 6%. Against this backdrop, the Company expects to deliver improved operational performance for the fiscal year with earnings per diluted share anticipated to be in the range of $.84 to $.89, reflecting the benefit of approximately $.24 per diluted share associated with the elimination of goodwill amortization in accordance with the Company's adoption of Financial Accounting Standards Board Statement No. 142 on October 1, 2001, or $.60 to $.65 per diluted share excluding any goodwill impact.

"This has been a difficult year for the business community at large. IKON has met the challenges posed by the economy, by changing industry conditions, and by outside events. We continue to execute on our strategy to achieve our long-term goals," said Mr. Forese. "IKON has gained financial and operational strength, and we are positioned as well as or better than any company in our industry to compete effectively in our chosen markets," concluded Mr. Forese.


IKON Office Solutions (www.ikon.com) is one of the world's leading providers of products and services that help businesses communicate. IKON provides customers with total business solutions for every office, production and outsourcing need, including copiers and printers, color solutions, distributed printing, facilities management, imaging and legal document solutions, as well as network design and consulting, e-business development and technology training. IOS Capital, Inc., a wholly-owned subsidiary of IKON, provides lease financing to customers and is one of the largest captive finance companies in North America. With Fiscal 2001 revenues of $5.3 billion, IKON has approximately 600 locations worldwide including the United States, Canada, Mexico, the United Kingdom, France, Germany, Ireland and Denmark.




================================================================================

  Additional information regarding the fourth quarter and fiscal year results and the Company's outlook for the next fiscal year will be discussed on a conference call hosted by IKON at 10:00 a.m. EST on Thursday, October 25, 2001. Please call (719) 457-2663 to participate. A complete replay of the conference call will be available over the Internet on IKON's Investor Relations homepage approximately two hours after the call ends. To listen, please go to www.ikon.com and click on Invest in IKON. Beginning at 1:00 p.m. EST on October 25, 2001 and ending at midnight EST on October 30, 2001, a complete replay of the conference call can also be accessed via telephone by calling (719) 457-0820 and using the access code 645778.
================================================================================

================================================================================

  On Wednesday, November 7, 2001, IKON will host an Analyst & Investor Conference in New York City. A live webcast of this event, along with presentation materials, will be available through the Company's website in the Investor Relations section. Please go to www.ikon.com, click on Invest in IKON and select the Presentation section. The audio portion of the live webcast will begin at 8:15 a.m. EST on November 7, 2001.
================================================================================





This news release includes information which may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements relating to the Company's outlook for fiscal 2002 and its long-term growth strategy and cost-saving actions. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurances that such expectations will prove correct. Such forward-looking statements are based upon management's current plans or expectations and are subject to a number of risks and uncertainties, including, but not limited to: risks and uncertainties relating to conducting operations in a competitive environment and a changing industry; delays, difficulties, management transitions and employment issues associated with consolidation of, and/or changes in business operations; managing the integration of existing and acquired companies; risks and uncertainties associated with existing or future vendor relationships; and general economic conditions. As a consequence of these and other risks and uncertainties, IKON's current plans, anticipated actions and future financial condition and results may differ materially from those expressed in any forward-looking statements. Certain additional risks and uncertainties are set forth in IKON's 2000 Annual Report on Form 10-K/A filed with the Securities and Exchange Commission.






                                      # # #

IKON Office Solutions, Inc.

FINANCIAL SUMMARY (in thousands, except earnings per share)

                                                                            Fourth Quarter Fiscal
                                                               ---------------------------------------------
                                                                       2001                     2000                    % Change
                                                               ---------------------      ------------------          -------------
Revenues
Net sales                                                    $              632,844     $           714,246              (11.4)%
Service and rentals                                                         551,498                 569,009               (3.1)
Finance income                                                               98,703                  90,191                9.4
------------------------------------------------------------------------------------------------------------
                                                                          1,283,045               1,373,446               (6.6)
------------------------------------------------------------------------------------------------------------

Costs and Expenses
Cost of goods sold                                                          408,966                 482,077
Service and rental costs                                                    336,120                 344,386
Finance interest expense                                                     45,169                  44,851
Selling and administrative                                                  451,459                 454,172
Restructuring and asset impairment charges, net                              60,000                    (172)
------------------------------------------------------------------------------------------------------------
                                                                          1,301,714               1,325,314
------------------------------------------------------------------------------------------------------------

Operating (loss) income                                                     (18,669)                 48,132
Gain on sale of investment                                                                              451
Interest expense                                                             15,151                  17,887
------------------------------------------------------------------------------------------------------------
(Loss) income from continuing operations before income taxes                (33,820)                 30,696
Income taxes                                                                  7,786                  13,874
------------------------------------------------------------------------------------------------------------
(Loss) income from continuing operations                                    (41,606)                 16,822
Discontinued operations, net of income taxes of $1,111                                                1,415
------------------------------------------------------------------------------------------------------------
Net (loss) income                                            $              (41,606)    $            18,237
                                                               =====================      ==================


Basic and Diluted (Loss) Earnings Per Common Share
     Continuing operations                                                   ($0.29)                  $0.12
     Discontinued operations                                                                           0.01
                                                               ---------------------      ------------------
     Net (loss) income                                                       ($0.29)                  $0.13
                                                               =====================      ==================

Weighted Average Common Shares Outstanding, Basic                           141,827                 145,375
                                                               =====================      ==================

Weighted Average Common Shares Outstanding, Diluted                         141,827                 145,375
                                                               =====================      ==================


Operations Analysis:
      Gross profit %, net sales                                             35.4%                   32.5%
      Gross profit %, service and rentals                                   39.1%                   39.5%
      Gross profit %, finance subsidiaries                                  54.2%                   50.3%
      Total gross profit %                                                  38.4%                   36.6%
      Selling and administrative as a % of revenue                          35.2%                   33.1%
      Operating (loss) income as a  % of revenue                            -1.5%                    3.5%

IKON Office Solutions, Inc.

FINANCIAL SUMMARY (in thousands, except earnings per share)
Excluding Special Items

                                                                 Fourth Quarter Fiscal
                                                        -----------------------------------------
                                                              2001       *            2000       **           % Change
                                                        -----------------       -----------------      ----------------------
Revenues
Net sales                                             $          632,844      $          714,246               (11.4)%
Service and rentals                                              551,498                 569,009                (3.1)
Finance income                                                    98,703                  90,191                 9.4
-------------------------------------------------------------------------------------------------
                                                               1,283,045               1,373,446                (6.6)
-------------------------------------------------------------------------------------------------

Costs and Expenses
Cost of goods sold                                               407,466                 482,077
Service and rental costs                                         336,120                 344,386
Finance interest expense                                          45,169                  44,851
Selling and administrative                                       447,659                 454,172
-------------------------------------------------------------------------------------------------
                                                               1,236,414               1,325,486
-------------------------------------------------------------------------------------------------

Operating income                                                  46,631                  47,960
Interest expense                                                  15,151                  17,887
-------------------------------------------------------------------------------------------------
Income before income taxes                                        31,480                  30,073
Income taxes                                                      13,851                  13,232
-------------------------------------------------------------------------------------------------
Net income                                            $           17,629      $           16,841
                                                        =================       =================


Basic and Diluted Earnings Per Common Share                        $0.12                   $0.12
                                                        =================       =================

Weighted Average Common Shares Outstanding, Basic                141,827                 145,375
                                                        =================       =================

Weighted Average Common Shares Outstanding, Diluted              146,067                 145,375
                                                        =================       =================


Operations Analysis:
      Gross profit %, net sales                                    35.6%                   32.5%
      Gross profit %, service and rentals                          39.1%                   39.5%
      Gross profit %, finance subsidiaries                         54.2%                   50.3%
      Total gross profit %                                         38.5%                   36.6%
      Selling and administrative as a % of revenue                 34.9%                   33.1%
      Operating income as a  % of revenue                           3.6%                    3.5%


* Fourth quarter fiscal 2001 excludes $60,000 restructuring and asset impairment charges, $5,300 reserve adjustments primarily related to the exit of the Company's telephony operations and $10,000 tax reserve adjustment related to the Company's use of leveraged corporate owned life insurance program.

** Fourth quarter fiscal 2000 excludes $451 gain on sale of investment, $172 net reversal of restructuring accrual and $2,526 benefit from discontinued operations ($1,415 after-tax).

This information is provided for additional analysis and is not intended to be a presentation in accordance with generally accepted accounting principles.

IKON Office Solutions, Inc.

FINANCIAL SUMMARY (in thousands, except earnings per share)

                                                                             Year Ended September 30,
                                                                  ------------------------------------------
                                                                        2001                    2000                % Change
                                                                  ------------------      ------------------       -----------
Revenues
Net sales                                                       $         2,634,492     $         2,794,882           (5.7)%
Service and rentals                                                       2,255,293               2,306,783           (2.2)
Finance income                                                              383,694                 345,280           11.1
------------------------------------------------------------------------------------------------------------
                                                                          5,273,479               5,446,945           (3.2)
------------------------------------------------------------------------------------------------------------

Costs and Expenses
Cost of goods sold                                                        1,714,439               1,864,318
Service and rental costs                                                  1,364,920               1,393,093
Finance interest expense                                                    177,519                 167,700
Selling and administrative                                                1,815,850               1,785,751
Shareholder litigation insurance proceeds                                                           (17,000)
Restructuring and asset impairment charges, net                              60,000                 105,168
------------------------------------------------------------------------------------------------------------
                                                                          5,132,728               5,299,030
------------------------------------------------------------------------------------------------------------

Operating income                                                            140,751                 147,915
Gain on sale of investment                                                                            3,739
Interest expense                                                             69,373                  69,821
------------------------------------------------------------------------------------------------------------
Income from continuing operations before income taxes
   and extraordinary gain                                                    71,378                  81,833
Income taxes                                                                 54,073                  55,873
------------------------------------------------------------------------------------------------------------
Income from continuing operations before extraordinary gain                  17,305                  25,960
Discontinued operations, net of income taxes
   of: 2001 - $942 ;  2000 - $1,111                                           1,200                   1,415
Extraordinary gain from early extinguishment of debt, net
   of income taxes of $1,342                                                                          1,707
------------------------------------------------------------------------------------------------------------
Net income                                                      $            18,505     $            29,082
                                                                  ==================      ==================


Basic and Diluted Earnings Per Common Share
     Continuing operations                                                    $0.12                   $0.18
     Discontinued operations                                                   0.01                    0.01
     Extraordinary gain                                                                                0.01
                                                                  ------------------      ------------------
     Net income                                                               $0.13                   $0.20
                                                                  ==================      ==================

Weighted Average Common Shares Outstanding, Basic                           141,888                 148,207
                                                                  ==================      ==================

Weighted Average Common Shares Outstanding, Diluted                         144,408                 148,327
                                                                  ==================      ==================


Operations Analysis:
      Gross profit %, net sales                                               34.9%                   33.3%
      Gross profit %, service and rentals                                     39.5%                   39.6%
      Gross profit %, finance subsidiaries                                    53.7%                   51.4%
      Total gross profit %                                                    38.2%                   37.1%
      Selling and administrative as a % of revenue                            34.4%                   32.8%
      Operating income as a  % of revenue                                      2.7%                    2.7%



IKON Office Solutions, Inc.

FINANCIAL SUMMARY (in thousands, except earnings per share)
Excluding Special Items

                                                                    Year Ended September 30,
                                                            -----------------------------------------
                                                                  2001       *           2000        **          % Change
                                                            -----------------      ------------------      --------------------
Revenues
Net sales                                                 $        2,634,492     $         2,794,882                (5.7)%
Service and rentals                                                2,255,293               2,306,783                (2.2)
Finance income                                                       383,694                 345,280                11.1
-----------------------------------------------------------------------------------------------------
                                                                   5,273,479               5,446,945                (3.2)
-----------------------------------------------------------------------------------------------------

Costs and Expenses
Cost of goods sold                                                 1,712,939               1,864,318
Service and rental costs                                           1,364,920               1,393,093
Finance interest expense                                             177,519                 167,700
Selling and administrative                                         1,812,050               1,785,751
-----------------------------------------------------------------------------------------------------
                                                                   5,067,428               5,210,862
-----------------------------------------------------------------------------------------------------

Operating income                                                     206,051                 236,083
Interest expense                                                      69,373                  69,821
-----------------------------------------------------------------------------------------------------
Income before income taxes                                           136,678                 166,262
Income taxes                                                          60,138                  73,155
-----------------------------------------------------------------------------------------------------
Net income                                                $           76,540     $            93,107
                                                            =================      ==================


Basic Earnings Per Common Share                                        $0.54                   $0.63
                                                            =================      ==================

Diluted Earnings Per Common Share                                      $0.53                   $0.63
                                                            =================      ==================

Weighted Average Common Shares Outstanding, Basic                    141,888                 148,207
                                                            =================      ==================

Weighted Average Common Shares Outstanding, Diluted                  144,408                 148,327
                                                            =================      ==================


Operations Analysis:
      Gross profit %, net sales                                        35.0%                   33.3%
      Gross profit %, service and rentals                              39.5%                   39.6%
      Gross profit %, finance subsidiaries                             53.7%                   51.4%
      Total gross profit %                                             38.3%                   37.1%
      Selling and administrative as a % of revenue                     34.4%                   32.8%
      Operating income as a  % of revenue                               3.9%                    4.3%



* Fiscal 2001 excludes $60,000 restructuring and asset impairment charges, $5,300 reserve adjustments primarily related to the Company's exit of telephony operations, $2,142 benefit from discontinued operations ($1,200 after-tax) and $10,000 tax reserve adjustment related to the Company's use of leveraged corporate owned life insurance program.

** Fiscal 2000 excludes $17,000 of insurance proceeds related to the shareholder litigation settlement, $105,168 restructuring and asset impairment charges, $3,739 gain on sale of investment, $2,526 gain from discontinued operations ($1,415 after-tax) and $3,049 extraordinary gain on early extinguishment of debt ($1,707 after-tax).

This information is provided for additional analysis and is not intended to be a presentation in accordance with generally accepted accounting principles.


